Exhibit 99.1

2320 NW 66TH COURT

GAINESVILLE, FL 32653

352-377-1140

FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE:

Exactech Q1 Net Income Up 20% to $1.9 Million Or $.16 EPS. Revenue Up 16%.

Gainesville, FL, April 28, 2004 — Exactech, Inc. (NASDAQ: EXAC) announced today that revenue for the first quarter of 2004 increased 16% to $21.0 million from $18.0 million in the first quarter of 2003. Net income for the quarter increased 20% to $1.9 million, or $.16 per diluted share, from $1.6 million, or $.14 per diluted share, in the first quarter of 2003.

Exactech Chairman and CEO Bill Petty, MD, said, “Our first quarter revenues were in line with the high end of our stated range. Sales of knee implant products led by our Optetrak® line increased 21% in the quarter to $12.8 million from $10.6 million a year ago reflecting continuing improvement in the penetration of the marketplace by our flagship product and modest contributions from the initial rollout of our asymmetrical lines. Hip product sales showed improvement compared to prior quarters with first quarter sales growth of 15% to $4.2 million compared with $3.7 million in the first quarter of 2003. The growth in hip product sales was largely attributable to growth in our Link® hip distribution, which we are working to continue throughout the year. Revenue from tissue services rose 15% to $2.6 million compared with $2.2 million in last year’s first quarter.”

Petty said, “U.S. sales grew 20% to $17.2 million from $14.3 million in the comparable quarter in 2003 while international sales increased 3% to $3.8 million during the quarter from $3.7 million in the first quarter of 2003.”

Chief Financial Officer Jody Phillips said, “We were pleased with the results of our efforts to control operating expenses while successfully executing our sales, marketing and product development objectives. Total operating expenses in the quarter rose 11% to $11.0 million. As a percentage of sales, operating expenses were 52.5% compared with 55.2% in the first quarter last year. The gross margin was 66.9% compared to 67.6% in the prior comparable quarter due to higher inventory reserves related to our inventory increases. Balance sheet items trended as we expected with a $1.6 million decrease in cash due to annual product liability insurance payments and inventory increases. Inventory turns in the first quarter were 1.10 compared with 1.16 in the first quarter a year ago. Accounts receivable day sales outstanding on an average annualized basis decreased from 67 days in the first quarter of 2003 to 64 days in the first quarter of 2004.”

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Exactech, Inc.

Looking forward, the company said its target for diluted earnings per share in the second quarter ending June 30, 2004 is in the range of $.15 to $.16 based on anticipated revenues of $19.5 million to $21.5 million. The company updated its target for 2004 revenue to $82 million to $90 million resulting in diluted EPS of $.64 to $.67. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements are attached.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The company has scheduled a conference call on Thursday, April 29, 2004 at 10:00 a.m. Eastern. To participate in this call, please telephone (800) 340-5256 any time after 9:55 a.m. on April 29, 2004. International callers should dial (706) 634-1142.

A live and archived webcast will be available on the Internet for 90 days at http://www.firstcallevents.com/service/ajwz404986705gf12.html. You will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found on the website www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140 or Frank Hawkins or Julie Marshall, Hawk Associates, Inc. at (305) 852-2383. Email: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(Unaudited)
	March 31,	December 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,923	$3,506
Trade receivables, net of allowance of $605 and $782	16,031	13,577
Income taxes receivable	—	40
Prepaid expenses and other assets, net	1,692	938
Inventories	25,757	24,824
Deferred tax assets	523	479

Total current assets	45,926	43,364

PROPERTY AND EQUIPMENT:
Land	865	865
Machinery and equipment	9,773	8,720
Surgical instruments	15,155	14,330
Furniture and fixtures	1,701	1,635
Facilities	7,998	7,968

Total property and equipment	35,492	33,518
Accumulated depreciation	(11,948)	(11,117)

Net property and equipment	23,544	22,401

OTHER ASSETS:
Product licenses and designs, net	300	309
Deferred financing costs, net	140	138
Other investments	1,027	1,062
Advances and deposits	633	428
Patents and trademarks, net	2,592	2,636

Total other assets	4,692	4,573

TOTAL ASSETS	$74,162	$70,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,537	$5,272
Income taxes payable	547	—
Current portion of long-term debt	815	590
Commissions payable	1,596	1,540
Royalties payable	661	526
Other liabilities	1,307	1,814

Total current liabilities	10,463	9,742

LONG-TERM LIABILITIES:
Deferred tax liabilities	2,981	2,790
Long-term debt, net of current portion	7,317	6,499

Total long-term liabilities	10,298	9,289

Total liabilities	20,761	19,031

SHAREHOLDERS’ EQUITY:
Common stock	110	110
Additional paid-in capital	21,352	21,149
Retained earnings	31,939	30,048

Total shareholders’ equity	53,401	51,307

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$74,162	$70,338

EXACTECH, INC.
CONDENSED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)
	Three Month Periods
	Ended March 31,
	2004	2003
NET SALES	$20,977	$18,007
COST OF GOODS SOLD	6,952	5,840

Gross profit	14,025	12,167

OPERATING EXPENSES:
Sales and marketing	6,088	5,438
General and administrative	2,285	2,052
Research and development	1,061	1,025
Depreciation and amortization	949	787
Royalties	620	640

Total operating expenses	11,003	9,942

INCOME FROM OPERATIONS	3,022	2,225

OTHER INCOME (EXPENSE):
Interest income	6	11
Litigation settlement, net of costs	—	250
Interest expense	(57)	(40)
Foreign currency exchange gain	40	6
Equity in net loss of other investments	(102)	(10)

INCOME BEFORE INCOME TAXES	2,909	2,442

PROVISION FOR INCOME TAXES	1,018	864

NET INCOME	$1,891	$1,578

BASIC EARNINGS PER SHARE	$0.17	$0.14

DILUTED EARNINGS PER SHARE	$0.16	$0.14

SHARES—BASIC	11,025	10,933

SHARES—DILUTED	11,836	11,353